Exhibit (a)(1)(H)

                                   AMAZING SAVINGS HOLDING LLC AND SUBSIDIARIES

                                                                       CONTENTS
                                                              DECEMBER 31, 2002
--------------------------------------------------------------------------------







AMAZING SAVINGS HOLDING LLC
 AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2002

                                   AMAZING SAVINGS HOLDING LLC AND SUBSIDIARIES

                                                                       CONTENTS
                                                              DECEMBER 31, 2002
--------------------------------------------------------------------------------






INDEPENDENT AUDITOR'S REPORT                                            1


CONSOLIDATED FINANCIAL STATEMENTS:

   Balance Sheet                                                        2
   Statement of Income                                                  3
   Statement of Owners' Equity                                          4
   Statement of Cash Flows                                              5
   Notes to Consolidated Financial Statements                         6 - 11

INDEPENDENT AUDITOR'S REPORT




To the Members of
Amazing Savings Holding LLC


We have audited the accompanying consolidated balance sheet of Amazing Savings Holding LLC and Subsidiaries as of December 31, 2002, and the related consolidated statements of income, owners' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Amazing Savings Holding LLC and Subsidiaries as of December 31, 2002, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.



/s/ GOLDSTEIN GOLUB KESSLER LLP

GOLDSTEIN GOLUB KESSLER LLP

March 12, 2003

                                   AMAZING SAVINGS HOLDING LLC AND SUBSIDIARIES

                                                     CONSOLIDATED BALANCE SHEET
--------------------------------------------------------------------------------
DECEMBER 31, 2002
--------------------------------------------------------------------------------

ASSETS

Current Assets:
Cash                                                                                              $ 744,426
Accounts receivable                                                                                 171,085
Inventories                                                                                       8,804,488
Prepaid expenses and other current assets                                                           300,403

------------------------------------------------------------------------------------------------------------
 TOTAL CURRENT ASSETS                                                                            10,020,402

Property and Equipment - net                                                                      4,811,363

Investment                                                                                          141,392

Security Deposits                                                                                   266,056

Goodwill                                                                                            261,363

Deferred Financing Fees, net of accumulated amortization of $24,048                                  58,402

------------------------------------------------------------------------------------------------------------
 TOTAL ASSETS                                                                                   $15,558,978
============================================================================================================

LIABILITIES AND OWNERS' EQUITY

Current Liabilities:
Accounts payable                                                                                $ 2,821,154
Accrued expenses and other current liabilities                                                    1,123,836
Current maturities of long-term debt                                                                236,130
Current portion of capital lease obligation                                                          85,287

------------------------------------------------------------------------------------------------------------
 TOTAL CURRENT LIABILITIES                                                                        4,266,407

Long-term Debt, net of current maturities                                                         2,688,740

Capital Lease Obligation, net of current portion                                                    401,342

Other Liability                                                                                     416,182

------------------------------------------------------------------------------------------------------------
 TOTAL LIABILITIES                                                                                7,772,671

Commitments

Owners' Equity                                                                                    7,786,307

------------------------------------------------------------------------------------------------------------
 TOTAL LIABILITIES AND OWNERS' EQUITY                                                           $15,558,978
============================================================================================================


                                 See Notes to Consolidated Financial Statements

                                   AMAZING SAVINGS HOLDING LLC AND SUBSIDIARIES

                                               CONSOLIDATED STATEMENT OF INCOME
--------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31, 2002
--------------------------------------------------------------------------------



Net sales                                                       $40,899,900

Cost of sales                                                    25,080,583

----------------------------------------------------------------------------

Gross profit                                                     15,819,317

Selling, general and administrative expenses                     13,074,458

Other expenses                                                      235,580

----------------------------------------------------------------------------

Income from operations                                            2,509,279

Interest expense (net of interest income of $5,541)                (438,836)

Equity in earnings of investment                                     19,173

----------------------------------------------------------------------------

Income before provision for income taxes                          2,089,616

Provision for income taxes                                           25,000

----------------------------------------------------------------------------
Net income                                                      $ 2,064,616
============================================================================



                                 See Notes to Consolidated Financial Statements

                                   AMAZING SAVINGS HOLDING LLC AND SUBSIDIARIES

                                       CONSOLIDATED STATEMENT OF OWNERS' EQUITY
--------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31, 2002
--------------------------------------------------------------------------------

                                                TOTAL                    ADDITIONAL
                                               OWNERS'        COMMON       PAID-IN       RETAINED         MEMBERS'      TREASURY
                                               EQUITY          STOCK       CAPITAL       EARNINGS          EQUITY         STOCK
-----------------------------------------------------------------------------------------------------------------------------------
Balance at January 1, 2002                   $ 5,387,315      $ 100      $ 2,804,367    $ 3,100,587        $784,261    $(1,302,000)

Acquisition of treasury stock                   (121,800)                                                                 (121,800)

Net income                                     2,064,616                                                  2,064,616

Members' contribution, net of expenses         3,013,081                                                  3,013,081

Distributions                                 (2,556,905)                                (2,453,425)       (103,480)

Conversion of common stock of
  Amazing Savings/J.B.S. Liquidators, Inc.
  into membership equity of Amazing
  Savings Holding LLC                                          (100)      (2,804,367)      (647,162)      2,027,829      1,423,800

-----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 2002                 $ 7,786,307     $- 0 -          $ - 0 -        $ - 0 -      $7,786,307        $ - 0 -
===================================================================================================================================


                                 See Notes to Consolidated Financial Statements

                                   AMAZING SAVINGS HOLDING LLC AND SUBSIDIARIES

                                           CONSOLIDATED STATEMENT OF CASH FLOWS
--------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31, 2002
--------------------------------------------------------------------------------

Cash flows from operating activities:
  Net income                                                                                       $ 2,064,616
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization                                                                      355,408
    Deferred rent                                                                                         (238)
    Equity in earnings of investment                                                                   (19,173)
    Changes in operating assets and liabilities:
       Increase in accounts receivable                                                                (168,551)
       Increase in inventories                                                                      (2,871,514)
       Increase in prepaid expenses and other current assets                                          (110,823)
       Increase in security deposits                                                                   (33,423)
       Increase in accounts payable                                                                  1,441,530
       Increase in accrued expenses and other current liabilities                                      198,362

---------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                                              856,194
---------------------------------------------------------------------------------------------------------------

Cash flows used in investing activity - purchase of property and equipment                            (643,879)

---------------------------------------------------------------------------------------------------------------

Cash flows from financing activities:
   Members' contribution, net of expenses                                                            3,013,081
   Distributions to members                                                                         (2,556,905)
   Acquisition of treasury stock                                                                      (121,800)
   Principal payments of long-term debt                                                               (428,011)
   Principal payments on capital lease obligation                                                      (17,103)

---------------------------------------------------------------------------------------------------------------
NET CASH USED IN FINANCING ACTIVITIES                                                                 (110,738)
---------------------------------------------------------------------------------------------------------------

Net increase in cash                                                                                   101,577

Cash at beginning of year                                                                              642,849

---------------------------------------------------------------------------------------------------------------
Cash at end of year                                                                                  $ 744,426
===============================================================================================================


SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Cash paid during the year for:

  Interest                                                                                           $ 444,766

===============================================================================================================
  Income taxes                                                                                        $ 26,270
===============================================================================================================


SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITY:

Capital lease obligation incurred                                                                    $ 503,732

===============================================================================================================

                                 See Notes to Consolidated Financial Statements

                                   AMAZING SAVINGS HOLDING LLC AND SUBSIDIARIES

                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                              DECEMBER 31, 2002
--------------------------------------------------------------------------------

1.  PRINCIPAL BUSINESS
    ACTIVITY AND SUMMARY OF
    SIGNIFICANT ACCOUNTING
    POLICIES:                    The accompanying consolidated financial
                                 statements include the accounts of Amazing
                                 Savings Holding LLC and its wholly owned and majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.


                                 Amazing Savings Holding LLC and Subsidiaries
                                 (the "Company") is engaged primarily in the retail sale of discount merchandise to the general public. The Company's retail stores are located in New York, New Jersey and Maryland.

                                 During March 2002, Amazing Savings Holding LLC was formed to acquire substantially all of the net assets of the former Amazing Savings/J.B.S. Liquidators, Inc. ("Amazing") and Affiliates. The merger has been treated as a recapitalization of entities under common control resulting in a change in the reporting entity with the net assets transferred to the new entity at historical cost. The results of operations of the new entity are shown as having occurred at the beginning of the period. In addition, both new and existing members made additional capital contributions to the Company in the amount of $3,194,288. Costs in the amount of $181,207 were incurred in connection with this transaction.

                                 The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of estimates by management. Actual results could differ from these estimates.

                                 The Company maintains cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash.

                                 Inventories, which consist of finished goods, are stated at the lower of cost or market. Warehouse inventories are valued at cost determined by the first-in, first-out ("FIFO") method. Inventories located at the retail stores are determined by using a cost conversion method.

                                 Depreciation of property and equipment is provided for based upon the provisions of the Internal Revenue Code (the "Code"). Such depreciation does not differ materially from that which would be recorded under generally accepted accounting principles. Amortization of leasehold improvements is provided for by the straight-line method over the term of the lease.

                                 Amortization of financing fees is being
                                 provided for by the straight-line method over the terms of the related debt.

                                 The Company accounts for its investment by the equity method of accounting. The equity method of accounting is used for investments where the Company has the ability to exert significant influence but does not have the ability to exercise control.

                                 The Company expenses advertising costs in the period incurred. Such costs are included in selling, general and administrative expenses. Advertising expenses approximated $454,000 for the year ended December 31, 2002.

                                   AMAZING SAVINGS HOLDING LLC AND SUBSIDIARIES

                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                              DECEMBER 31, 2002
--------------------------------------------------------------------------------

                                 Goodwill is carried at cost adjusted for amortization prior to January 1, 2002. Effective January 1, 2002, the Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 142, Goodwill and Other Intangible Assets, which requires goodwill to be tested for impairment under certain circumstances, and written off when impaired, rather than amortized as previous standards required. No material impairment existed at December 31, 2002 and, therefore, no reduction in goodwill was needed at December 31, 2002.

                                 For income tax purposes, the Company has elected to be treated as a limited liability company under the applicable sections of the Code. Accordingly, the Company is not responsible for payment of income taxes; all income, gains, losses and credits retain their character and pass through directly to the individual members. The Company is, however, subject to New York City Unincorporated Business Tax which amounted to $25,000 for the year ended December 31, 2002.


2.   PROPERTY AND EQUIPMENT:     Property and equipment, at cost, consists of
                                 the following:

                                                                                         Depreciation/
                                                                                      Amortization Period
----------------------------------------------------------------------------------------------------------
       Land                                                       $    585,441
       Building                                                      2,675,687                39 years
       Furniture, fixtures and equipment                             2,038,095            5 to 7 years
       Leasehold improvements                                          862,821          10 to 15 years
----------------------------------------------------------------------------------------------------------

                                                                     6,162,044
       Less accumulated depreciation
        and amortization                                             1,350,681

----------------------------------------------------------------------------------------------------------
                                                                    $4,811,363
==========================================================================================================


                                 Included in furniture, fixtures and equipment is $503,732 of assets acquired under a capital lease with accumulated depreciation of $50,373 at December 31, 2002.

3.   INVESTMENT (UNAUDITED):     The Company's investment consists of a 25%
                                 investment in Amazing Cedar LLC ("Cedar").
                                 Cedar is the landlord of one of the Company's retail stores.

                                   AMAZING SAVINGS HOLDING LLC AND SUBSIDIARIES

                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                              DECEMBER 31, 2002
--------------------------------------------------------------------------------

                                 The following is a condensed balance sheet and statement of income for Cedar, the unconsolidated investee, at and for the year ended December 31, 2002:

      Balance Sheet

      Current assets                                                              $     48,498
      Property and equipment, net                                                    3,278,316
      Other assets                                                                      17,680

-----------------------------------------------------------------------------------------------
             TOTAL ASSETS                                                           $3,344,494
===============================================================================================

      Liabilities                                                                   $2,420,550
      Members' equity                                                                  923,944

-----------------------------------------------------------------------------------------------
             TOTAL LIABILITIES AND MEMBERS' EQUITY                                  $3,344,494
===============================================================================================

      Statement of Income

      Revenue                                                                      $   363,786
      Expenses                                                                         287,096

-----------------------------------------------------------------------------------------------
             NET INCOME                                                            $    76,690
===============================================================================================



4.   LONG-TERM DEBT:             The Company has a total $6,000,000 line of
                                 credit (the "Line") with a bank based on the amount of its inventory, which expires May 31, 2003. Of this total Line, $1,000,000 is allocated for the purchase of equipment and leasehold improvements by the Company for the improvement of new stores. Borrowings under the Line bear interest at the bank's alternate base rate (4.25% at December 31, 2002). Borrowings on this line amounted to $600,000 at December
                                 31, 2002. The Line is collateralized by
                                 substantially all the assets of the Company, excluding the assets of the majority-owned subsidiary, totaling approximately $3,185,000 at December 31, 2002, and has been guaranteed by certain members of the Company.

                                 Covenants under the line of credit agreement require the Company to meet certain ratios and place various restrictions on the Company.

                                   AMAZING SAVINGS HOLDING LLC AND SUBSIDIARIES

                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                              DECEMBER 31, 2002
--------------------------------------------------------------------------------

                                 Long-term debt at December 31, 2002 consists of the following:

                                 Mortgage payable, due in monthly installments
                                 of $22,693 through January 2010, and a
                                 $1,818,192 balloon payment due February 2010.
                                 The note bears interest at 9.41% and is secured
                                 by the land and building with a net book value
                                 of approximately $2,905,000 at December 31,
                                 2002 and guaranteed by certain members of the
                                 Company.                                            $2,324,870

                                 Borrowings under the Line (see above), due in
                                 monthly principal installments of $16,667
                                 commencing February 1, 2003 through January 1,
                                 2006.                                                  600,000

                                 ---------------------------------------------------------------
                                                                                      2,924,870
                                   Less current portion                                 236,130

                                 ---------------------------------------------------------------
                                                                                     $2,688,740
                                 ===============================================================


                                 Aggregate maturities of long-term debt are as follows:

                                        Year ending December 31,

                                                  2003                                  236,130
                                                  2004                                  257,425
                                                  2005                                  263,785
                                                  2006                                   86,811
                                                  2007                                   77,137
                                               Thereafter                             2,003,582

                                 ---------------------------------------------------------------
                                                                                     $2,924,870
                                 ===============================================================


                                 Interest expense on these loans amounted to approximately $394,000 for the year ended December 31, 2002.

5.   CAPITAL LEASE OBLIGATION:   The Company leases equipment under a capital
                                 lease which expires during 2007. The lease requires monthly payments of principal and interest, imputed at an interest rate of 8% per annum.

                                   AMAZING SAVINGS HOLDING LLC AND SUBSIDIARIES

                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                              DECEMBER 31, 2002
--------------------------------------------------------------------------------


                                 Future minimum lease payments under the capital lease are as follows:

               Year ending December 31,

                         2003                                        $119,855
                         2004                                         124,180
                         2005                                         124,180
                         2006                                         124,180
                         2007                                          93,135
------------------------------------------------------------------------------

                                                                      585,530
          Less amount representing interest                           (98,901)
------------------------------------------------------------------------------

                                                                      486,629
          Less current maturities                                      85,287

------------------------------------------------------------------------------
    LONG-TERM PORTION OF CAPITAL LEASE OBLIGATION                    $401,342
==============================================================================


6.   TREASURY STOCK:             During 2002, the Company purchased shares of
                                 common stock from certain of its former Amazing stockholders in the amount of $121,800.


7.   COMMITMENTS:                The Company is obligated under various
                                 noncancelable operating leases for warehouse, office and retail store space expiring at various dates through 2012. Certain leases are subject to escalation for the Company's proportionate share of real estate taxes and other occupancy expenses. The aggregate minimum future payments under these leases are payable as follows:

                                             Nonaffiliates           Affiliate               Total
---------------------------------------------------------------------------------------------------------
      Year ending December 31,

               2003                           $  2,130,000             $130,000            $  2,260,000
               2004                              2,105,000              138,000               2,243,000
               2005                              2,009,000              146,000               2,155,000
               2006                              1,963,000              146,000               2,109,000
               2007                              1,570,000              146,000               1,716,000
            Thereafter                           2,568,000              219,000               2,787,000

--------------------------------------------------------------------------------------------------------
                                               $12,345,000             $925,000             $13,270,000
========================================================================================================


                                 Rent expense charged to operations, including escalation charges for real estate taxes and other expenses, amounted to approximately $2,602,000 (of which approximately $162,000 was paid to Cedar) for the year ended December 31, 2002.

                                   AMAZING SAVINGS HOLDING LLC AND SUBSIDIARIES

                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                              DECEMBER 31, 2002
--------------------------------------------------------------------------------

                                 Certain of the leases provide for rent
                                 abatements and scheduled increases in base rent. Rent expense is charged to operations ratably over the term of the leases, which results in deferred rent payable, and represents cumulative rent expense charged to operations from inception of these leases in excess of required lease payments. The liability for deferred rent aggregates approximately $416,000 at December 31, 2002.

                                 As of December 31, 2002, the Company has employment agreements with certain key executives expiring at various dates through April 2007. The agreements provide for annual base salaries of varying amounts. Future minimum annual payments are approximately as follows:

  Year ending December 31,

            2003                                           $   920,000
            2004                                               966,000
            2005                                               582,000
            2006                                               395,000
            2007                                               134,000

-----------------------------------------------------------------------
                                                            $2,997,000
=======================================================================



8.   OTHER EXPENSES:             Other expenses consist of charitable
                                 contributions for the year ended December 31, 2002.


9.   MAJOR SUPPLIER:             Approximately 13% of the Company's purchases
                                 for the year ended December 31, 2002 was from one vendor and approximately 10% of accounts payable at December 31, 2002 was due to that vendor.


10.  SUBSEQUENT EVENT:           During January 2003, the Company acquired the
                                 net assets for a nominal amount of a company that sells close-out merchandise over the Internet.